OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2009 THIRD QUARTER RESULTS

Houston, Texas - August 7, 2009 - OYO Geospace (NASDAQ: OYOG) today announced net income of $1.0 million, or $0.17 per diluted share, on revenues of $20.8 million for its quarter ended June 30, 2009. This compares with a net income of $4.3 million, or $0.71 per diluted share, on revenues of $35.6 million in the comparable quarter last year.

For the nine months ended June 30, 2009, the company recorded sales of $70.2 million and net income of $3.6 million, or $0.59 per diluted share. For the comparable period last year the company recorded sales of $104.0 million and net income of $10.9 million, or $1.78 per diluted share.

"In the third quarter, sales of our seismic exploration products fell for the fourth consecutive quarter as worldwide seismic activities continue to decline in response to lower oil and gas commodity prices. Despite a recently announced $4.3 million order for a 3,000 channel GSR system, our order backlog for seismic exploration products declined during the third quarter due to a combination of order cancellations and softened customer demand. Stronger sales of our seismic reservoir products in the third quarter partially offset the weakness in our seismic exploration product sales as we shipped a $4.0 million seismic borehole system to a Schlumberger operation in the Middle East, and we delivered a $1.4 million seabed cable to BP's Caspian Sea project. However, as we have stressed in the past, the market for our seismic reservoir products is erratic and very difficult to predict. Our order backlog for these products is low, and new orders for near term delivery are difficult to gauge," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

Owens continued, "Despite our declining seismic product backlog, we are currently engaged with a few key customers for several potentially significant orders which, if received, would result in product deliveries in the next fiscal year. We are aggressively pursuing these matters and remain optimistic about our product portfolio and customer interest longer term. However, based upon our existing order backlog, we are not optimistic about our operational results for the short term in the context of the very difficult markets which we are now experiencing."

"Due to the absence of any significant offshore cable sales in the third quarter, our third quarter industrial product sales declined by 7% from the prior year. However, sales of our industrial sensor and specialty cable products improved 17% over last year's quarterly period primarily due to increased demand for our water meter cables and connectors. We expect this part of our business to remain healthy over the remainder of the year."

"Our thermal solutions business generated a small profit for the third quarter, with both sales and profits improving sequentially from the second quarter of this fiscal year. However, this segment of our business has also experienced the effect of the economic slowdown and its financial results continue to fall short of prior year levels. We expect the environment for this business will continue to be challenging for the remainder of the year."

"We managed our cash resources very well during the quarter. Cash generated from receivable collections and inventory reductions was used to eliminate a significant portion of our long-term debt, including the full repayment of all amounts borrowed under our $25 million credit facility with Regions Bank. We will continue to focus on cash generating opportunities whenever possible."

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)
	Three Months Ended		Nine Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008

Net sales	$ 20,790	$ 35,590	$ 70,155	$ 104,011
Cost of sales	13,715	21,459	47,918	68,358
Gross profit	7,075	14,131	22,237	35,653

Operating expenses:
Selling, general and administrative	3,363	4,298	10,483	12,974
Research and development	1,979	2,622	5,789	6,852
Bad debt expense	524	991	435	1,037
Total operating expenses	5,866	7,911	16,707	20,863

Gain on sale of assets	--	7	7	723

Income from operations	1,209	6,227	5,537	15,513

Other income (expense):
Interest expense	(108)	(217)	(519)	(652)
Interest income	130	258	766	983
Foreign exchange gains (losses)	104	(41)	(457)	(57)
Other, net	(35)	(2)	(98)	(12)
Total other income (expense), net	91	(2)	(308)	262

Income before income taxes	1,300	6,225	5,229	15,775
Income tax expense	293	1,891	1,653	4,923

Net income	$ 1,007	$ 4,334	$ 3,576	$ 10,852

Basic earnings per share	$ 0.17	$ 0.73	$ 0.60	$ 1.84

Diluted earnings per share	$ 0.17	$ 0.71	$ 0.59	$ 1.78

Weighted average shares outstanding - Basic	5,946,955	5,907,793	5,940,200	5,902,155
Weighted average shares outstanding - Diluted	6,065,989	6,127,952	6,063,621	6,111,558